Filed Pursuant to Rule 433

Registration No. 333-226056

and 333-226056-01

NextEra Energy Capital Holdings, Inc.

Pricing Term Sheet

March 28, 2019

Issuer:	NextEra Energy Capital Holdings, Inc.

Designations:	2.90% Debentures, Series due April 1, 2022 (“2022 Debentures”)
3.15% Debentures, Series due April 1, 2024 (“2024 Debentures”)
3.25% Debentures, Series due April 1, 2026 (“2026 Debentures”)
3.50% Debentures, Series due April 1, 2029 (“2029 Debentures”)

Registration Format:	SEC Registered

Principal Amount:	2022 Debentures: $1,000,000,000 2024 Debentures: $900,000,000 2026 Debentures: $300,000,000 2029 Debentures: $500,000,000

Date of Maturity:	2022 Debentures: April 1, 2022 2024 Debentures: April 1, 2024 2026 Debentures: April 1, 2026 2029 Debentures: April 1, 2029

Interest Payment Dates:	Semi-annually in arrears on April 1 and October 1, beginning October 1, 2019

Coupon Rates:	2022 Debentures: 2.90% 2024 Debentures: 3.15% 2026 Debentures: 3.25% 2029 Debentures: 3.50%

Price to Public:	2022 Debentures: 99.906% of the principal amount thereof
2024 Debentures: 100.000% of the principal amount thereof
2026 Debentures: 99.696% of the principal amount thereof
2029 Debentures: 99.616% of the principal amount thereof

Benchmark Treasury:	2022 Debentures: 2.375% due March 15, 2022 2024 Debentures: 2.375% due February 29, 2024 2026 Debentures: 2.500% due February 28, 2026 2029 Debentures: 2.625% due February 15, 2029

Benchmark Treasury Yield:	2022 Debentures: 2.183% 2024 Debentures: 2.200% 2026 Debentures: 2.299% 2029 Debentures: 2.396%

Spread to Benchmark Treasury Yield:	2022 Debentures: 75 basis points 2024 Debentures: 95 basis points 2026 Debentures: 100 basis points 2029 Debentures: 115 basis points

Reoffer Yield:	2022 Debentures: 2.933% 2024 Debentures: 3.150% 2026 Debentures: 3.299% 2029 Debentures: 3.546%

Redemption:	2022 Debentures: Redeemable at any time at 100% of the principal amount plus any accrued and unpaid interest plus make-whole premium at discount rate equal to Treasury Yield plus 15 basis points.

2024 Debentures: Redeemable at any time prior to March 1, 2024, at 100% of the principal amount plus any accrued and unpaid interest plus make-whole premium at discount rate equal to Treasury Yield plus 15 basis points; and redeemable at any time on or after March 1, 2024, at 100% of the principal amount plus any accrued and unpaid interest.

2026 Debentures: Redeemable at any time prior to February 1, 2026, at 100% of the principal amount plus any accrued and unpaid interest plus make-whole premium at discount rate equal to Treasury Yield plus 15 basis points; and redeemable at any time on or after February 1, 2026, at 100% of the principal amount plus any accrued and unpaid interest.

2029 Debentures: Redeemable at any time prior to January 1, 2029, at 100% of the principal amount plus any accrued and unpaid interest plus make-whole premium at discount rate equal to Treasury Yield plus 20 basis points; and redeemable at any time on or after January 1, 2029, at 100% of the principal amount plus any accrued and unpaid interest.

Trade Date:	March 28, 2019

Settlement Date:*	April 4, 2019

CUSIP / ISIN Number:	2022 Debentures: 65339K BF6/US65339KBF66 2024 Debentures: 65339K BG4/US65339KBG40 2026 Debentures: 65339K BH2/US65339KBH23 2029 Debentures: 65339K BJ8/US65339KBJ88

Expected Credit Ratings:**

Moody’s Investors Service Inc.	“Baa1” (stable)
S&P Global Ratings	“BBB+” (stable)
Fitch Ratings, Inc.	“A-” (stable)

Joint Book-Running Managers:

Barclays Capital Inc.

Credit Suisse Securities (USA) LLC

Goldman Sachs & Co. LLC

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

Mizuho Securities USA LLC

SMBC Nikko Securities America, Inc.

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

CIBC World Markets Corp.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

KeyBanc Capital Markets Inc.

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:

Academy Securities, Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

Commerz Markets LLC

DNB Markets, Inc.

Fifth Third Securities, Inc.

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

Loop Capital Markets LLC

Mischler Financial Group, Inc.

Regions Securities LLC

Samuel A. Ramirez & Company, Inc.

Santander Investment Securities Inc.

SG Americas Securities, LLC

Synovus Securities, Inc.

The Williams Capital Group, L.P.

WR Securities, LLC

Junior Co-Managers:

C.L. King & Associates, Inc.

Drexel Hamilton, LLC

Guzman & Company

Siebert Cisneros Shank & Co., L.L.C.

*	It is expected that delivery of the 2022 Debentures, the 2024 Debentures, the 2026 Debentures and the 2029 Debentures (the “Debentures”) will be made against payment therefor on or about April 4, 2019, which will be the fifth business day following the date of pricing of the Debentures. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, by virtue of the fact that the Debentures initially will settle in T+5, purchasers who wish to trade the Debentures on the date of pricing of the Debentures or on the next two succeeding business days should specify an extended settlement cycle at the time they enter into any such trade to prevent failed settlement and should consult their own advisors.

**	A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The terms “make-whole premium” and “Treasury Yield” have the meanings ascribed to those terms in the Issuer’s Preliminary Prospectus Supplement, dated March 28, 2019.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, BNP Paribas Securities Corp. toll-free at 1-800-854-5674, Credit Agricole Securities (USA) Inc. toll-free at 1-866-807-6030, Mizuho Securities USA LLC toll-free at 1-866-271-7403 or SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856.